Exhibit 99.2

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

March 8, 2007

NEW DATA VALIDATING LIPID SCIENCES’ HDL SELECTIVE DELIPIDATION PROCESS

PRESENTED AT CRT 2007

Delipidated HDL Significantly More Effective in Removing Cholesterol From Cells Than

Naturally-Occurring HDL

Proprietary Process Increases “Scavenger” HDL by 28X

Doctors Brewer and Waksman Present at

Cardiovascular Revascularization Therapies (CRT) 2007 Symposium

PLEASANTON, Calif., March 8, 2007 — Lipid Sciences, Inc. (Nasdaq:LIPD) announced today that new data presented at Cardiovascular Revascularization Therapies: CRT 2007 Symposium highlighted the scientific basis of Lipid Sciences’ proprietary HDL Selective Delipidation process that is currently being evaluated in a clinical trial setting at the Washington Hospital Center (WHC).  The data demonstrated that Lipid Sciences’ proprietary “Selective Delipdation” process applied to samples of human plasma can consistently create a high concentration of a modified form of HDL, or “good cholesterol”, that is known to be more effective in reverse cholesterol transport—the body’s natural process for removing lipids from arterial plaque.  The HDL Selective Delipidation process, as applied in this study, successfully transformed the more common alpha HDL into a form known as pre-beta HDL.  Pre-beta HDL has been shown to selectively remove lipids from lipid-filled cells commonly found in arterial plaque associated with atherosclerosis.  The delipidated plasma was shown to contain approximately 28 times more pre-beta HDL than the undelipidated (control) plasma.  The plasma processing was performed at the Washington Hospital Center, Washington, D.C.

The Selective Delipidation process reproducibly removed lipids from only the targeted HDL particles without significantly affecting or altering LDL or any other plasma lipoproteins.  This new and novel process transforms the less active alpha HDL into the scavenger, or pre-beta, HDL with no significant impact observed on other lipoproteins’ composition or metabolism.  Consistent with previous data, 78% of the HDL cholesterol was removed from the plasma samples, and 95% of the critical apolipoprotein A-I was preserved.  The delipidated HDL created was shown to be significantly more effective in removing cholesterol from cells than the unprocessed plasma, even exceeding the efflux capability of apolipoprotein A-I.

John J.P. Kastelein, M.D., Ph.D., Professor of Medicine at the University of Amsterdam and a member of the Lipid Sciences’ Scientific Advisory Board commented, “The results presented at the CRT 2007 Symposium clearly validate the concept of HDL Selective Delipidation.  The ability to remove cholesterol from the HDL particle while preserving the critical apolipoprotein A-I is clearly consistent with the finding that pre-beta HDL is increased by approximately 28 times in the processed plasma.  The in vitro demonstration of the markedly enhanced cholesterol efflux by selectively delipidated plasma provides further evidence of the utility of delipidated HDL in enhancing reverse cholesterol transport.  I am very encouraged that these data validating HDL Selective Delipidation show great promise as a powerful treatment for cardiovascular disease.”

Lipid Sciences is currently conducting a clinical trial at the WHC “A Randomized, Single-Blind, Placebo-Controlled Study to Evaluate the Safety of the Lipid Sciences’ HDL Selective Depilidation System, PDS-2, in Subjects with Acute Coronary Syndrome (ACS).”  The trial will consist of a total of 30 stable ACS patients, 15 of which will receive delipidation treatments in a series of 7 weekly plasma infusions.  The primary endpoint is the safety and feasibility of conducting the procedure; the exploratory endpoint is the intravascular ultrasound (IVUS) evaluation of the target coronary artery plaques both before and after treatment.

Dr. Ron Waksman, Associate Director, Division of Cardiology, Washington Hospital Center, and Principal Investigator of Lipid Sciences’ “first in man” clinical trial, discussed the trial’s progress in a presentation entitled, “HDL Therapy and Delipidation for Acute Coronary Syndrome.”  Dr. Waksman reported, “To date, 82 patients have consented to be part of this trial and 14 patients have met the stringent inclusion criteria and have been enrolled.  All plasma infusions have been well tolerated and the Data Safety and Monitoring Committee has authorized the continuation of the clinical trial after review of the patient safety data to date.”

Dr. S. Lewis Meyer, President and Chief Executive Officer of Lipid Sciences added, “At the current rate of enrollment in our clinical trial, we anticipate concluding this trial during the second half of 2007 and plan to initiate a follow-on effectiveness trial in early 2008.”  He continued, “Statistics show that 80% of Acute Coronary Syndrome patients have one or more ruptured plaques in addition to the culprit lesion that brought them to the hospital initially.  Furthermore, more than 1 in 5 of these patients will experience a second coronary event within 24 months.  Lipid Sciences’ HDL Selective Delipidation therapy could have a profound impact on the treatment regimen of cardiovascular disease in this critical patient population.”

Dr. H. Bryan Brewer, Jr., Chief Scientific Director of Lipid Sciences, commented at the conclusion of his presentation, “With the recent setback in the clinical trial of the CETP inhibitor, Torcetrapib, the field of HDL Therapy is now wide open for novel solutions to address the significant unmet clinical need in the treatment of cardiovascular disease.  Lipid Sciences is well positioned to respond to this potential opportunity with the development of two new therapeutic tools for the cardiology community — a medical device and an HDL Mimetic Peptide — both intended to enhance the reverse cholesterol transport process with the goal of plaque regression in the coronary arteries.”

Lipid Sciences’ HDL Selective Delipidation technology is a potentially radical approach to treating heart disease.  It is a systemic treatment designed to change the composition of the patient’s own HDL and to prevent the rupture of vulnerable plaque to stop the patient’s next heart attack or stroke.  Lipid Sciences has also begun work on the next generation of HDL therapy, an HDL Mimetic Peptide program.  The target market for this therapy is also the ACS patient.  This synthetic “HDL in a bottle” is expected to enhance the body’s naturally-occurring reverse cholesterol transport process.  If successful, it will mimic the biological activity of HDL to regress plaque and reduce inflammation.  Lipid Sciences’ HDL Mimetic Peptide is designed for cost-effective delivery as an infusion therapy.

Data supporting this CRT 2007 presentation is posted in the Investor Relations section of our website at www.lipidsciences.com.  In addition, an animated version of Lipid Sciences’ HDL Selective Delipidation process can be viewed in the Technology section of the website.

About CRT 2007

CRT 2007 is an international multi-modular symposium that covers a variety of evidence-based medical disciplines in the field of cardiovascular medicine and intervention.  A renowned faculty of international experts who are leaders in their field discuss mechanistic issues, clinical controversies and current experiences both in animal models and in clinical patient treatment settings.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Selective Delipidation and HDL Mimetic Peptides)  aims to develop treatments to reverse atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, Hepatitis B and Hepatitis C, West Nile, SARS, influenza, and a broad range of animal health applications.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; the significant losses we have incurred to date, and our expectation that we will incur substantial losses in the future; the failure of our technology to prove safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; our exposure to product liability claims; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.